Press Release	Source: Advantage Capital Development Corp.

Advantage Capital Development Corp. Portfolio Company Completes Merger with California-Based Public Entity

Monday June 20, 8:30 am ET

Global IT Holdings Merges with High Road International, Inc.

MIAMI--(BUSINESS WIRE)--June 20, 2005--Advantage Capital Development Corp. (Pink Sheets: AVCP - News) announced today that one of its portfolio companies, Global IT Holdings Inc., has completed its merger with High Road International, Inc. (Pink Sheets: HRDI - News). As the result of this transaction, Global IT Holding Inc. now owns 85 percent of all of the fully diluted shares of High Road, a Nevada corporation based in California. Pursuant to the transaction, High Road International will change its name to Global IT Holdings Inc. to reflect its new operations as a pure-play, IT staffing company and will apply for a new trading symbol.

“To realize its potential in the multi-billion dollar IT staffing industry we believe Global IT Holdings will benefit from the resources available to a public entity,” said Jeffrey Sternberg, President and CEO of Advantage Capital Development Corp which had recently increased its stake in Global IT Holdings from 15 to 22 1/2 percent. “This successful merger also further validates our business model which is to identify specific small and emerging companies that need capital to grow to realize their full potential while creating value for our shareholders.”

Global IT Holdings Inc. is a New York-based holding company created to acquire targeted IT staffing firms. The Company’s current holdings include Platinum IT Consulting and its associated company, Parker Clark Data Processing. These two companies, which have served the New York and New Jersey Markets for 25 years, have combined annual revenues in excess of $5 million. For additional information go to www.platinumit.com

According to the American Staff Association, U.S. annual sales for temporary help totaled $63.3 billion in 2004, nearly on par with the industry’s sales peak in 2000 and 12.5% more than 2003. For the past three decades the industry has grown at a rate of 10 percent a year. Ninety percent of U.S. companies use temporary staffing services.

Advantage Capital recently announced it had converted a $1 million convertible note with Cornell Capital Partners into shares of the Company’s preferred stock. The Company also reported that another institutional fund, Montgomery Equity Partners LP, has purchased $475,000 of the same preferred stock. The resultant transactions virtually eliminated all of the company’s debt, while the Company’s tangible net worth now exceeds $2 million.

About Advantage Capital Development Corp.

Advantage Capital is a business development company, which operates specifically to meet the needs of small and emerging companies that need capital to grow. Business development companies, as defined under the Investment Act of 1940, are specifically designed to encourage the growth of small businesses. The rules provide certain financing advantages for companies that invest in small and emerging businesses. As a result, this will include investing in both public and private entities using certain types of debt and equity financing not normally available to other public companies.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward- looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contact:

Peter Nasca Associates, Inc., Miami
Peter Nasca, 305-937-1711
pnasca@pnapr.com